UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________

FORM 8-K

______________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 24, 2016

GelTech Solutions, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-52993	56-2600575
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

1460 Park Lane South, Suite 1

Jupiter, Florida 33458

(Address of Principal Executive Office) (Zip Code)

(561) 427-6144

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 24, 2016, GelTech Solutions, Inc. (the “Company”) appointed Michael Reger, its President and principal shareholder, as a director and Chairman of the Board of Directors. Not including the advances made and described in the paragraph below, since January 1, 2015, Mr. Reger has invested a total of $150,000 in the Company and has been issued 656,174 shares of common stock and warrants to purchase 326,087 shares of common stock exercisable at $2.00 per share.

In September 2016, the Company and Mr. Reger entered into the Second Amendment to a Secured Revolving Convertible Promissory Note Agreement increasing its credit facility from $5 million to $6 million. Under the agreement, the Company may, with the prior approval of Mr. Reger, receive advances under this agreement. Each advance bears an annual interest rate of 7.5%, is due December 31, 2020 and is convertible at the rate equal to the closing price of the Company’s common stock on the day prior to the date the parties agree to the advance. In addition, the Company will issue Mr. Reger two-year warrants to purchase shares of common stock at an exercise price of $2.00 per share. The number of warrants issued equals 50% of the number of shares issuable upon the conversion of the related advance. The agreement is secured by all of the Company’s outstanding assets. As of the date of this Current Report on Form 8-K, Mr. Reger has advanced the Company $5,191,000 at conversion rates ranging from $0.24 to $0.82 per share and has been issued two-year warrants to purchase 6,336,211 shares of common stock exercisable at $2.00 per share

Mr. Reger’s father, Neil Reger, is also a member of the Company’s Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GELTECH SOLUTIONS, INC.

October 27, 2016	By:	/s/ Michael Hull
Michael Hull, Chief Financial Officer